UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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BROADSOFT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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BROADSOFT, INC.

9737 Washingtonian Boulevard, Suite 350

Gaithersburg, Maryland 20878

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 27, 2017

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of BROADSOFT, INC., a Delaware corporation (the “Company”). The meeting will be held on Thursday, April 27, 2017, at 9:00 a.m. local time, via webcast at www.virtualshareholdermeeting.com/BSFT2017 for the following purposes:

1.	To elect the Board’s nominees, John D. Markley, Jr., David Bernardi and Jane A. Dietze, to the Board of Directors to hold office until the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.

3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

4.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017.

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 3, 2017. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be

Held on April 27, 2017 at 9:00 a.m. by webcast at www.virtualshareholdermeeting.com/BSFT2017

The Notice, Proxy Statement, Proxy Card and Annual Report to Stockholders are available at

www.proxyvote.com

By Order of the Board of Directors

Mary Ellen Seravalli
Secretary

Gaithersburg, Maryland

March 17, 2017

You are cordially invited to attend the meeting online. Whether or not you expect to attend the webcast of the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible to ensure your representation at the meeting. Even if you have voted by proxy, you may withdraw your proxy and vote during the webcast of the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

BROADSOFT, INC.

9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 27, 2017

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about March 17, 2017 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after March 27, 2017.

How do I attend the Annual Meeting?

As we did last year, our Annual Meeting will be a virtual meeting, conducted via live webcast only, to allow all of our stockholders the opportunity to participate in the Annual Meeting no matter where they are located. No physical meeting will be held.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 3, 2017, or the Record Date, will be entitled to vote at the Annual Meeting. Stockholders of record as of the Record Date will be able to attend the Annual Meeting via the internet, vote and submit questions during the Annual Meeting by logging on to www.virtualshareholdermeeting.com/BSFT2017 using their 12-digit Control Number provided with the notice of the Meeting.

On the Record Date, there were 30,533,471 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 3, 2017 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the webcast of the meeting, we urge you to fill out and return the proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If on March 3, 2017 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting via the webcast. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are four matters scheduled for a vote:

(1)	Election of three directors;

(2)	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules;

(3)	Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers; and

(4)	Ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for our fiscal year ending December 31, 2017.

What are the Board’s voting recommendations?

The Board of Directors, or the Board, recommends that stockholders vote “For” each of the Board’s nominees for election as directors, and “For” Proposal 2, “One Year” for Proposal 3 and “For” Proposal 4.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting webcast, we urge you to vote by proxy to ensure your vote is counted. Even if you plan to participate in the Annual Meeting online, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to participate in the Annual Meeting. You may still attend the Annual Meeting and vote even if you have already voted by proxy.

•	To vote by internet:

•	Before the Meeting: Please follow the instructions on the proxy card. The deadline for voting by Internet before the meeting is 11:59 p.m. Eastern Daylight Time on April 26, 2017.

•	During the Meeting: Please log on to www.virtualshareholdermeeting.com/BSFT2017 using your 12-digit control number provided with the notice of the Annual Meeting.

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To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern time on April 26, 2017 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other agent. To vote by the internet at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Company common stock you owned as of the close of business on the Record Date.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees for director, “For” the advisory approval of executive compensation, “One Year” for the frequency of the stockholder advisory vote on executive compensation and “For” the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for fiscal year 2017. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another timely and properly completed proxy card with a later date, provided that your vote is received prior to the deadline described above under “How do I vote?”

•	You may change your vote by voting again by telephone or through the internet, provided that your vote is received prior to the deadline described above under “How do I vote?”

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878.

•	You may attend the Annual Meeting by internet and vote online. Simply attending the meeting online will not, by itself, revoke your proxy.

Your most recent proxy card or telephone or internet proxy is the one that will be counted.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 17, 2017, to our Secretary at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must provide the written notice required by our Second Amended and Restated Bylaws, or the Bylaws, no later than the close of business on December 28, 2017 and no earlier than January 27, 2018 to our Secretary at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878. You are also advised to review our Bylaws, filed on November 20, 2013 with the SEC as an exhibit to our Current Report on Form 8-K, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and (b) with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. For Proposals 2 and 4, abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. For Proposal 3, abstentions will have no effect and will not be counted towards the vote total. Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation. Proposals 1, 2 and 3 are considered “non-routine” matters, while Proposal 4 is considered a “routine” matter. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 2 or 3 without your instructions, but may vote your shares on Proposal 4 without your instruction.

How many votes are needed to approve each proposal?

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For Proposal 1 (election of directors), the three nominees receiving the most “For” votes from the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

Our Board has adopted a majority-vote policy for the election of directors, which is reflected in our Corporate Governance Guidelines. The policy provides that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the stockholder vote.

The Nominating and Corporate Governance Committee is required to make a recommendation to the Board whether to accept such a letter of resignation. The Board will determine whether to accept or reject the letter of resignation and disclose its decision-making process. Details of the majority-vote policy are set out under “Proposal 1 — Election of Directors” in this Proxy Statement.

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Proposal 2, advisory approval of the compensation of the Company’s named executive officers, will be considered approved if it receives “For” votes from the holders of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect. This proposal is not binding.

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Proposal 3, the advisory vote on the frequency of stockholder advisory votes on executive compensation, the frequency receiving the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote will be considered the frequency preferred by the stockholders. Abstentions and broker non-votes will have no effect. This proposal is not binding.

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Proposal 4, ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2017, will be considered approved if it receives “For” votes from the holders of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting or represented by proxy. On the Record Date, there were 30,533,471 shares outstanding and entitled to vote. Thus, the holders of 15,266,736 shares must be present or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chair of the meeting or the holders of a majority of shares present at the meeting or by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. The Board presently has nine members.

There are three directors in the class whose term of office expires in 2017. Each of the nominees listed below is currently a director of the Company. If elected at the Annual Meeting, each of these nominees would serve until the 2020 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Pursuant to our policy, all directors are expected to attend our Annual Meeting of Stockholders unless an emergency prevents them from doing so. All of our Board members that were directors in 2016 at the time of the annual meeting of stockholders attended our 2016 annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes for director will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

MAJORITY-VOTE POLICY

A plurality of votes cast is required for the election of directors. However, under our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election, or a Majority Withheld Vote, shall promptly tender his or her resignation to the Board following certification of the stockholder vote.

The Nominating and Corporate Governance Committee will promptly consider the resignation offer, and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a press release to be disseminated in the manner that Company press releases are typically disseminated.

Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee’s recommendation or Board action regarding whether to accept the resignation tendered. However, if each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. However, if the directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2020 ANNUAL MEETING

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

John D. Markley, Jr. John D. Markley, Jr., age 51, has served as one of our directors since January 2002 and as chair of the Board since January 1, 2013. Mr. Markley has served as Managing Member of New Amsterdam Growth Capital, an investment company in the communications media and technology industries, since 2013. Prior to New Amsterdam, Mr. Markley served in a number of capacities at Columbia Capital, an information technology and communications fund, including as a partner, venture partner and portfolio company executive. Mr. Markley has been a director of InterDigital, Inc. since 2016 and Charter Communications, Inc. since 2009, and he was a director of Millennial Media, Inc. from 2006 to 2014. He also currently serves, and has previously served, as a director of various private companies. Our Board has concluded that Mr. Markley should serve on the Board and on the Compensation Committee based on his experience in working with entrepreneurial companies, his particular familiarity with technology companies, his finance experience and his significant knowledge of our Company.

David Bernardi. David Bernardi, age 54, has served as one of our directors since January 2011. Mr. Bernardi has been employed as the Chief Technology Officer of Telesystem Ltd., or Telesystem, a Canadian private capital corporation, since 2000. Since February 2006, Mr. Bernardi has also been a Managing Partner in two funds managed by ID Capital Management, a company controlled by Telesystem. In February 2006, Mr. Bernardi became a Venture Partner — Technology in Propulsion Ventures III Fund, a fund managed by Propulsion Ventures that is also controlled by Telesystem and, in September 2010, he became a Managing Partner of Propulsion Ventures. Additionally, Mr. Bernardi currently serves on the board of directors of each of the following private companies: Averna Technologies Inc., CVT Corp Transmission Inc., The Fox Group, Inc. and Metafoam Technologies, Inc. In 2016, Mr. Bernardi earned the “Institute Certified Director (ICD.D)” designation from Canada’s Institute of Corporate Directors. Our Board has concluded that Mr. Bernardi should serve on the Board and as chair of the Nominating and Corporate Governance Committee based on his experience in working with entrepreneurial companies, his particular familiarity with technology companies and his extensive experience in telecommunications product management and planning and the management of research and development groups.

Jane A. Dietze. Jane A. Dietze, age 51, has served as one of our directors since March 2016. Since December 2013, Ms. Dietze has been a managing director at Brown University’s Investment Office, where she is involved in the management of Brown’s $3.2 billion endowment. From April 2012 until November 2013, Ms. Dietze was the Director of Private Equity at Bowdoin College’s Investment Office. From July 2006 until March 2012, she was a managing director of Fortress Investment Group, a global alternative investment and asset management firm. Ms. Dietze was a general partner at NextPoint Partners, an early-stage technology venture fund, from 2004 to 2006, and at Columbia Capital, from 1998 to 2004. From March 2011 to November 2012, and from March 2014 to November 2015, Ms. Dietze served as a director of Blyth, Inc., and from March 2014 to November 2015, she was a member of the audit committee of Blyth. Our Board has concluded that Ms. Dietze should serve on the Board and the Audit Committee based on her deep financial experience, knowledge of technology companies and experience evaluating asset risk. Ms. Dietze was originally appointed to serve as a director by the Board in March 2016 following a director candidate search conducted by the Nominating and Corporate Governance Committee.

THE FOLLOWING IS A BRIEF BIOGRAPHY OF EACH DIRECTOR WHOSE TERM WILL CONTINUE AFTER THE ANNUAL MEETING.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

Paul J. Magelli. Paul J. Magelli, age 55, has served as one of our directors since January 2013. Mr. Magelli has been Chief Executive Officer of Apervita, Inc. (previously Pervasive Health, Inc.), a private healthcare information technology corporation, since January 2012. Prior to joining Apervita, Mr. Magelli was head of Customer Insight & Experience at Nokia Siemens Networks from February 2008 until September 2011. Mr. Magelli was CEO of Apertio, Ltd., or Apertio, a global mobile telecommunications infrastructure company, from its founding in 2002 through its acquisition by Nokia Siemens Networks in February 2008. Prior to Apertio, Mr. Magelli held various senior management roles in Europe and the United States with Lucent Technologies and AT&T. Additionally, Mr. Magelli serves on the board of directors of Apervita and Vasona Networks, Inc., a private company. Our Board has concluded that Mr. Magelli should serve on the Board and on the Nominating and Corporate Governance Committee based on his senior management experience and his particular strategic and operational expertise in the telecommunications industry.

Douglas L. Maine. Douglas L. Maine, age 68, has served as one of our directors since May 2007. Mr. Maine served as Chief Financial Officer of IBM from 1998 to 1999 and thereafter held other roles with IBM until his retirement in 2005. Prior to joining IBM, Mr. Maine spent 20 years with MCI, Inc. (now part of Verizon), where he was Chief Financial Officer from 1992 to 1998. Since 2015, Mr. Maine has served on the board of directors of two public companies, Albemarle Corporation and Orbital-ATK, Inc. Mr. Maine served as a director at Rockwood Holdings, Inc. from 2005 until its acquisition by Albemarle in 2015, and as a director of Alliant Techsystems, Inc. until its merger with Orbital Sciences Corporation in 2015 (now Orbital ATK, Inc.). Additionally, he is a Limited Partner of, and Senior Advisor to, Brown Brothers Harriman, a private bank with investment banking and private wealth divisions, and serves on the boards of directors of two of BBH Capital Partners’ private portfolio companies. Our Board has concluded that Mr. Maine should serve on the Board and on the Audit and Nominating and Corporate Governance Committees based on his corporate management experience and his qualification as an audit committee financial expert under SEC guidelines.

Eva M. Sage-Gavin. Eva M. Sage-Gavin, age 58, has been a director since March 2016. From 2013 to 2106, Ms. Sage-Gavin served as Vice Chair of Aspen Institute’s Skills for America’s Future Advisory Board, where she worked with senior White House leaders, community colleges and corporations to build skilled workforces. She is also a Senior Advisor for the Boston Consulting Group and G100 Network. Ms. Sage-Gavin served as executive vice president, global human resources and corporate affairs at The Gap Inc. from 2010 to February 2014. From 2003 to 2010, she served in various other executive human resources roles at Gap Inc. Prior to joining Gap Inc. in 2003, Ms. Sage-Gavin worked at Sun Microsystems, Inc. and Disney Consumer Products, a division of The Walt Disney Company, as senior vice president, human resources. In addition, she served in various senior human resources leadership positions for PepsiCo, Inc., including its Taco Bell division, and for Xerox Corporation. Ms. Sage-Gavin was a director of Sapient Corp. from 2013 to 2015 and served on its compensation committee. Our Board has concluded that Ms. Sage-Gavin should serve on the Board and the Compensation Committee based on her significant depth and breadth of experience regarding executive leadership, human resources and executive compensation matters at large multinational public companies.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

John J. Gavin, Jr. John J. Gavin, Jr., age 61, has served as one of our directors since March 2010. Since June 2008, Mr. Gavin has provided advisory services in accordance with his responsibilities to the boards on which he served during this period as indicated below, and has also engaged in personal investment activities. From January 2007 to June 2008, Mr. Gavin served as Chief Financial Officer of BladeLogic, Inc., a provider of data center automation software, which was acquired by BMC Software, Inc. From April 2004 through January 2007, Mr. Gavin served as the Chief Financial Officer for NaviSite, Inc., a provider of information technology hosting, outsourcing and professional services. Mr. Gavin has served on the board of directors of Cimpress N.V.

(formerly known as Vistaprint) since 2006 and Varonis Systems, Inc. since 2013. Mr. Gavin also served on the board of directors of Qlik Technologies, Inc. from 2010 to 2016, when it was sold to Thoma Bravo. Our Board has concluded that Mr. Gavin should serve on the Board and on the Audit and Compensation Committees based on his financial management experience and his qualification as an audit committee financial expert under SEC guidelines.

Andrew M. Geisse. Andrew M. Geisse, age 60, has served as one of our directors since February 2015. Mr. Geisse served as the Chief Executive Officer of AT&T Business Solutions from 2012 until his retirement in 2014. Prior to that role, Mr. Geisse was Executive Vice President of AT&T’s Global Customer Service operations group from 2007 to 2011, overseeing customer service and operations functions for AT&T’s Business Solutions, which include hosting, applications, Wi-Fi, security, Unified Communications, retail and wholesale businesses for wireless and wireline services. From 2004 to 2007, Mr. Geisse served as AT&T’s Chief Information Officer. Mr. Geisse currently serves on the board of directors of two private companies: FixStream, Inc., and otonomo, and as an Operating Partner with Bessemer Venture Partners. Our Board has concluded that Mr. Geisse should serve on the Board based on his extensive knowledge of the telecommunications industry, his experience with cloud software for Unified Communications and his familiarity with large service provider customers.

Michael Tessler. Michael Tessler, age 56, one of our co-founders, has served as a director since our inception and as our President and Chief Executive Officer since December 1998. Prior to co-founding our Company, Mr. Tessler was Vice President of Engineering of Celcore, Inc., or Celcore, a wireless equipment company, and the Celcore organization of DSC Communications Corporation, which acquired Celcore in 1997 and which was then acquired by Alcatel USA, Inc. Before joining Celcore, Mr. Tessler held a number of senior management positions at Nortel Networks Corporation and founded and led a services development business unit that helped local exchange carriers build and deploy advanced services on their digital networks. Our Board has concluded that Mr. Tessler should serve on the Board based on his deep knowledge of our Company gained from his positions as one of our founders and Chief Executive Officer, as well as his experience in the telecommunications industry.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market, or NASDAQ, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Bernardi, Gavin, Geisse, Magelli, Maine and Markley and Mses. Dietze and Sage-Gavin. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Tessler, our President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

BOARD LEADERSHIP STRUCTURE

Our Board has an independent chair, Mr. Markley, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board chair has substantial ability to shape the work of the Board. We believe separation of the positions of Board chair and chief executive officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe having an independent Board chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, we believe having an independent Board chair can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee receives reports periodically from management regarding our assessment of risks. In addition, the Audit Committee reports regularly to the Board, which also considers our risk profile. The Audit Committee and the Board focus on the most significant risks we face and our general risk management strategies. While the Board oversees our risk management, Company management is responsible for day-to-day risk management processes. Our Board expects Company management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and the Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and our Board leadership structure supports this approach.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met ten times during the last calendar year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served during the portion of the last fiscal year for which he or she was a director or committee member.

DIRECTORS AND CONTINUING EDUCATION

Our new directors participate in a director orientation program that includes written materials and meetings with senior management and other members of the Board. Directors are offered the opportunity to attend director continuing education programs provided by third parties, with such costs reimbursed by the Company, subject to certain limitations.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2016 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
David Bernardi			X*
Jane A. Dietze	X
John J. Gavin, Jr.	X	X*
Paul J. Magelli			X
Douglas L. Maine	X*		X
John D. Markley, Jr.		X
Eva M. Sage-Gavin		X

Total meetings in fiscal 2016	6	8	4

*	Committee Chair

Ms. Dietze and Ms. Sage-Gavin joined the Board as of March 1, 2016. Ms. Dietze was appointed to the Audit Committee on April 28, 2016, replacing Mr. Markley. Ms. Sage-Gavin joined the Compensation Committee on April 28, 2016.

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined each member of each committee meets the applicable NASDAQ listing standards and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

Our Audit Committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accountants. Our Audit Committee consists of Messrs. Gavin and Maine and Ms. Dietze. Mr. Markley served on the Audit Committee until April 28, 2016, when he was replaced by Ms. Dietze. Our Board has determined each audit committee member is independent within the meaning of the applicable SEC rules and the listing standards of NASDAQ. Mr. Maine is the chair of the Audit Committee and our Board has determined that each of Messrs. Maine and Gavin is an “audit committee financial expert” as defined by SEC rules and regulations. Our Board has determined that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with, the applicable requirements of the Sarbanes-Oxley Act, applicable NASDAQ listing standards and SEC rules and regulations. We intend to continue to evaluate the requirements applicable to us and we intend to comply with the future requirements to the extent they become applicable to our Audit Committee. The principal duties and responsibilities of our Audit Committee include:

•

appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our consolidated financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;

•	approving in advance all audit services and non-audit services to be provided to us by our independent auditor;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our quarterly consolidated financial statements; and

•

conferring with management and our independent auditor regarding the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices.

The Audit Committee met six times during the last calendar year. The Board has adopted a written charter for the Audit Committee which is available to stockholders on our website at www.broadsoft.com.

Report of the Audit Committee of the Board of Directors

The agenda for the Audit Committee for the year includes reviewing our financial statements, internal controls over financial reporting, and audit and other matters. The Audit Committee meets each quarter with the Company’s auditor, PricewaterhouseCoopers, or PwC; the Company’s internal audit team; and the Company’s management team to review the Company’s interim financial results before the publication of the Company’s quarterly earnings news releases and filing of the Company’s quarterly filings with the SEC. Management’s and PwC’s presentations to, and discussions with, the Audit Committee covers various topics and events that may have significant financial impact or are the subject of discussions between management and the independent audit firm, such as revenue recognition rules, cybersecurity and enterprise risk management. The Audit Committee reviews and discusses with management the Company’s principal financial risk exposures and the steps that management has taken to monitor and control such exposures. The Audit Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, as well as general corporate and compliance matters, including the confidential, anonymous submission by our employees, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

Among other matters, the Audit Committee monitors the activities and performance of the internal auditor and independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters, and the extent to which the independent audit firm can be retained to perform non-audit services. The Audit Committee meets with PwC at each meeting to discuss critical accounting policies and estimates, and annually discusses and analyzes PwC’s independence.

The Audit Committee pre-approves all services to be provided by PwC. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for as long as a year related to a particular category of service, or a particular defined scope of work subject to a specific budget. In other cases, the chair of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the chair then communicates such pre-approvals to the full Audit Committee. The Audit Committee is responsible for overseeing the fee negotiations associated with the retention of the independent auditor. In addition to audit services, the Audit Committee also engaged PwC for additional assistance regarding tax compliance, tax planning and tax advice during 2016. The fees paid to PwC decreased in 2016 as compared to 2015 because there was significant expense for non-recurring tax advice provided in 2015. The Audit Committee considered the non-audit services provided by PwC to the Company, and concluded that the auditors’ independence has been maintained.

The Audit Committee believes that the continued retention of PwC as our independent auditor is in the best interests of the Company’s stockholders, and submits the selection of PwC for the ratification by the Company’s stockholders each year.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with management of the Company. The Audit Committee has discussed with PwC the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. This review included a discussion with management of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting estimates.

The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

                                Mr.  Douglas L. Maine, Chair

                                 Ms. Jane A. Dietze

                                 Mr. John J. Gavin, Jr.

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our Compensation Committee reviews and determines the compensation of all our executive officers. During 2016, our Compensation Committee consisted of Messrs. Gavin and Markley, and Ms. Sage-Gavin (who joined the Compensation Committee on April 28, 2016) each of whom was determined to be a non-employee member of our Board as defined in Rule 16b-3 under the Exchange Act and an outside director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Mr. Gavin serves as the chair of the Compensation Committee.

Our Board determined that the composition of our Compensation Committee satisfies the applicable independence requirements under, and the functioning of our Compensation Committee complies with the applicable requirements of, the Sarbanes-Oxley Act, NASDAQ listing standards and SEC rules and regulations. In accordance with NASDAQ listing rules, to affirmatively determine the independence of any director who will serve on the Compensation Committee, our Board must consider all factors specifically relevant to determining whether such director has a relationship with us or any of our subsidiaries that is material to such director’s ability to be independent from management in connection with the duties of a compensation committee member including, but not limited to, the source of compensation of such director such as any consulting, advisory or other compensatory fees paid by us to such director; and whether such director is affiliated with us or one of our subsidiaries. We intend to continue to evaluate and to comply with all future requirements applicable to our Compensation Committee.

The principal duties and responsibilities of our Compensation Committee include:

•

establishing and approving performance goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives and setting the chief executive officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;

•

reviewing and approving the individual and corporate performance goals of the other executive officers, including determining and approving the compensation and terms of employment taking into consideration the officer’s success in achieving his or her individual performance goals and objectives and the corporate performance goals and objectives deemed relevant to the executive officer as established by the Compensation Committee;

•	exercising administrative authority under our equity plans and employee benefit plans;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	reviewing and discussing with management the compensation discussion and analysis we are required to include in SEC filings; and

•	preparing a compensation committee report on executive compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC.

The Compensation Committee met eight times during the last calendar year. The Board has adopted a written charter for the Compensation Committee which is available to stockholders on our website at www.broadsoft.com.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Compensation Committee chair, in consultation with our Chief Financial Officer, General Counsel and, when appropriate, our external advisors, including the Compensation Committee’s compensation consultants and outside counsel. From time to time as necessary, the Compensation Committee meets in executive session and various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.

For named executive officers other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee. The Chief Executive Officer may not be present during, or participate in, any deliberations or determinations of the Compensation Committee regarding his compensation.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Generally, the Compensation Committee’s process comprises two related elements, the determination of compensation levels and the establishment of performance objectives for the current year. As part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. Additionally, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

During 2016, the Compensation Committee engaged Arthur J. Gallagher & Co., which we refer to as Gallagher, and determined Gallagher was an independent compensation consultant. The Compensation Committee requested Gallagher provide it with a competitive review of the Company’s executive compensation program. Please read the “Compensation Discussion and Analysis” included in this Proxy Statement for additional information on the role of Gallagher in the compensation review process.

In January 2016, after reviewing the information assembled by Gallagher and following an active dialogue with Gallagher prior to taking such action, the Compensation Committee approved adjustments to the compensation payable to our named executive officers. The specific determinations of the Compensation Committee with respect to executive compensation for 2016 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Risk Assessment and Compensation Practices

Our management assessed and discussed with our Compensation Committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our employees’ base salaries are fixed in amount and thus we do not believe they encourage excessive risk-taking. While performance-based cash bonuses focus on achievement of short-term or annual goals, which may encourage the taking of short-term risks at the expense of long-term results, we believe our internal controls help mitigate this risk and our performance-based cash bonuses are limited, representing a relatively smaller portion of the total compensation opportunities available to most employees. We also believe our performance-based cash bonuses appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

A significant proportion of the compensation provided to our named executive officers and a portion of the compensation provided to our other employees is in the form of long-term equity-based incentives that are important to help further align our employees’ interests with those of our stockholders. We do not believe these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or the CD&A, contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

                                 Mr. John J. Gavin, Jr., Chair

                                 Mr. John D. Markley, Jr.

                                 Ms. Eva M. Sage-Gavin

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Bernardi, Magelli and Maine. Mr. Bernardi serves as the chair of the Nominating and Corporate Governance Committee. Our Board determined that the composition of our Nominating and Corporate Governance Committee satisfies the applicable independence requirements under, and the functioning of our Nominating and Corporate Governance Committee complies with the applicable requirements of, NASDAQ listing standards and SEC rules and regulations. We will continue to evaluate and will comply with all future requirements applicable to our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become directors;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	assessing individual director performance, participation and qualifications;

•	developing and recommending to the Board corporate governance principles;

•	monitoring the effectiveness of the Board and the quality of the relationship between management and the Board;

•	making recommendations to our Board regarding director compensation; and

•	overseeing periodic reviews of the performance of the Board.

The Nominating and Corporate Governance Committee believes candidates for director should possess, among other things, integrity, independence, diversity of experience, leadership and the ability to exercise sound judgment. In its review of candidates, our Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field and having the commitment to rigorously represent the long-term interests of the Company’s stockholders as amongst the most important criteria they consider. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, our Nominating and Corporate Governance Committee typically considers skills, diversity, age and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are scheduled to expire, our Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence.

In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Our Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. Our Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee met four times during the last fiscal year. The Board has adopted a written charter for the Nominating and Corporate Governance Committee which is available to stockholders on our website at www.broadsoft.com.

Our Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Our Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by our Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: c/o BroadSoft, Inc., 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878, Attn: Secretary. The written notice of the recommendation must be sent by the date that is no sooner than 120 days and no later than 90 days prior to the one-year anniversary of the preceding year’s annual meeting of stockholders, subject to adjustment as set forth in the Bylaws and otherwise in accordance with the Bylaws. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director, the name and address of the Company stockholder on whose behalf the submission is made and the number of Company shares owned beneficially by such stockholder as of the date of the submission. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have established a process by which stockholders may communicate with the Board as a whole or any of our directors individually. This information is available on our website at www.broadsoft.com.

ANTI-HEDGING , ANTI-PLEDGING AND ANTI-SHORT-SALE POLICY

As part of our Insider Trading Policy, we have adopted a policy prohibiting our employees, including our executive officers, directors and consultants from engaging in the following transactions with respect to our stock: short sales; transactions in derivative securities such as put or call options; directly or indirectly pledging securities, whether owned individually or in a family trust as collateral for any obligation; hedging transactions; or other inherently speculative transactions. In addition, under this policy, no officer, director, other employee or consultant of the Company may margin, or make any offer to margin, any of the Company’s stock, including without limitation, borrowing against such stock, at any time.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

In February 2017, the Compensation Committee adopted executive stock ownership guidelines for certain of our executive officers. The purpose of these guidelines is to maintain our executive officers’ equity stake in our Company to further align our executive officers’ interests with those of our stockholders. The executive officers covered by these guidelines are our chief executive officer, chief financial officer, chief technology officer, chief marketing officer and chief revenue officer, and these executive officers are expected to own our shares with a value at least equal to their annual base salary or, in the case of our chief executive officer, at least three times the value of his annual base salary. For purposes of these ownership guidelines, shares counted toward achievement include shares owned; unvested restricted stock units that vest within 60 days of a compliance measurement date; and the number of shares equal to 50% of the intrinsic (in-the-money) value of vested stock options. Our current chief executive officer, chief financial officer, chief technology officer and chief marketing officer are expected to meet these ownership levels by April 1, 2017. Our chief revenue officer, who joined us in January 2017, and other new executives subject to these guidelines will have five years from the later of the date of the adoption of the guidelines or the date of their appointment as an executive officer to satisfy the ownership guidelines. Exceptions to the stock ownership guidelines may be approved from time to time by the Compensation Committee as it deems necessary to address individual circumstances. The Compensation Committee is satisfied that this level of equity ownership among these executive officers is sufficient to provide motivation and to align their interests with those of our stockholders.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Second Amended and Restated Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.broadsoft.com. The Nominating and Corporate Governance Committee is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website. We have not granted any waivers under the Code of Conduct, and no waivers have been requested.

CYBERSECURITY AND DATA PROTECTION

In response to the growing complexity of cybersecurity risks affecting the Company, the Board expects to form a Cybersecurity and Data Protection Committee, or Cybersecurity Committee, in 2017. The Cybersecurity Committee will assist the Board in its oversight of the Company’s exposure to cybersecurity and data privacy risks, including with respect to protection of non-public information of the Company, its customers, its employees, and others with whom the Company conducts business, and overseeing cybersecurity controls as an integral aspect of the Company’s overall risk management strategies. The Cybersecurity Committee’s principal role will be one of oversight, recognizing that management is responsible for the design, implementation, and maintenance of an effective program for controlling cyber risks.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights (b)(1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,246,859	$31.15	708,642	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	4,246,859	$31.15	708,642	(2)

(1)	The calculation of the weighted-average exercise price of the outstanding options and rights excludes 2,262,576 shares of common stock included in column (a) that are issuable upon the vesting of restricted stock units, or RSUs, and performance stock units, or PSUs, because RSUs and PSUs have no exercise price.
(2)	Pursuant to the terms of the BroadSoft, Inc. Amended and Restated 2009 Equity Incentive Plan, or the 2009 Plan, an additional 1,250,000 shares were added to the 2009 Plan effective January 1, 2017, which shares are not reflected in this table.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting of Stockholders, the stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

This vote for Proposal 2 is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related information disclosed in this Proxy Statement is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes on the proposal and will have the same effect as negative votes. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14(a) of the Exchange Act enable the Company’s stockholders, every six years, to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of the Company’s named executive officers, or a “say-on-pay,” as disclosed in the Company’s proxy statement. We last held a vote on the frequency of “say-on-pay” approval at the annual meeting of stockholders in 2011, and the Company’s stockholders indicated at that time a preference for a say-on-pay advisory vote ever year. Accordingly, as a new vote is now required, the Company is asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the Board recommends that the stockholders select a frequency of one year.

After careful consideration, our Board of Directors has again determined that holding an advisory vote on executive compensation every year remains the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. The Board believes that holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters (including the Company’s practice of annually providing stockholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and our executive compensation philosophy, policies and practices.

Accordingly, the Board is asking stockholders to indicate their preferred frequency of soliciting advisory stockholder approval of the compensation of the Company’s named executive officers once every one, two or three calendar years.

While the Board believes that its recommendation to conduct these advisory votes on executive compensation every year is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of the Company’s executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by the stockholders. Abstentions and broker-non votes will have no effect.

The Board and the Compensation Committee value the opinions of the stockholders in this matter, and the Board intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most stockholder support, even if that alternative does not receive the support of a majority of the shares present and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes on the proposal and will have the same effect as negative votes. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2016 and 2015 by PricewaterhouseCoopers LLP, our independent registered public accounting firm. All fees described below were pre-approved by the Audit Committee.

	Year Ended December 31,
	2016	2015
Audit fees(1)	$1,589,000	$1,752,500
Audit related fees(2)	—	38,000
Tax fees(3)	157,600	702,000
All other fees(4)	4,200	6,000

Total fees:	$1,750,800	$2,498,500

(1)	Audit fees consist of fees for the audit of our financial statements, the review of interim financial information included in our quarterly reports on Form 10-Q and consents.
(2)	Audit related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit fees.” These services relate to consultations concerning financial accounting and reporting standards and process documentation assistance and testing related to internal controls.
(3)	Tax fees consist of fees for tax compliance, tax planning and tax advice. During 2015, the Company had non-recurring expenses for tax advice and consulting services.
(4)	All other fees consist of fees for products and services not described above. These fees consisted of amounts paid for the use of an online accounting research tool.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and non-audit services products up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of March 15, 2017:

Name	Age	Position
Michael Tessler	56	President, Chief Executive Officer and Director
Scott D. Hoffpauir	52	Chief Technology Officer
James A. Tholen	57	Chief Financial Officer
Taher G. Behbehani	55	Chief Marketing Officer
Dennis D. Dourgarian	41	Chief Accounting Officer
Dino Di Palma*	49	Chief Revenue Officer

*	Mr. Di Palma joined the Company in January 2017, and was elected as an executive officer on January 26, 2017.

Michael Tessler. See the biographical description of Mr. Tessler in “Directors Continuing in Office Until the 2019 Annual Meeting” above.

Scott D. Hoffpauir, one of our co-founders, has served as our Chief Technology Officer since November 1998. Prior to co-founding our Company, Mr. Hoffpauir was Director of GSM Development at Celcore. Before Celcore, Mr. Hoffpauir was senior architect for Nortel Networks Corporation’s GSM and Inter-Exchange Carrier switching systems from 1987 to 1995.

James A. Tholen has served as our Chief Financial Officer since July 2007. Between January 2006 and July 2007, Mr. Tholen was engaged in consulting, advisory and investing activities. From January 2003 to January 2006, Mr. Tholen served as both Chief Financial Officer and Chief Operating Officer at Network Security Technologies, Inc., or NetSec, a managed and professional security services company acquired by MCI, Inc., now part of Verizon. Prior to joining NetSec, he served as Chief Strategy Officer and Chief Financial Officer for CareerBuilder, Inc. and was a member of that company’s board of directors. Mr. Tholen served as a director of Millennial Media, Inc. from 2011 to 2015.

Taher G. Behbehani has served as our Chief Marketing Officer since October 2014. From 2013 to 2014, Mr. Behbehani was an investor in, and advisor to, several early-stage technology companies. During 2013, Mr. Behbehani served as Vice President of Enterprise Vertical Solutions at Blackberry, Inc., where he restructured Blackberry’s enterprise products and services. From 2010 to 2013, Mr. Behbehani worked at The American Express Company, initially as a consultant focusing on digital payments and mobile offers and later as Senior Vice President and General Manager of Commerce Innovation at American Express OPEN. In this role, Mr. Behbehani managed digital and online marketing, card and digital product development, and business to business payment strategy for American Express’s small and medium business customers.

Dennis D. Dourgarian has served as our Chief Accounting Officer since February 2016.    Mr. Dourgarian has held numerous financial positions with the Company since 2003, including serving as Vice President, Worldwide Controller and Treasurer from 2012 to 2016. In addition, Mr. Dourgarian served as our Vice President, Revenue and Finance Planning from 2009 to 2012.

Dino Di Palma has served as our Chief Revenue Officer since January 2017. From September 2014 to December 2016, Mr. Di Palma was the Chief Executive Officer of Benu Networks, Inc., a private software company. Prior to joining Benu, Mr. Di Palma was the Chief Operating Officer of Acme Packet, Inc. from 2010 to 2013, and also served as Acme Packet’s Senior Vice President of Worldwide Sales and Business Development from 2001 to 2010.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 15, 2017 by: (a) each director and nominee for director; (b) each of the executive officers named in the Summary Compensation Table; (c) all executive officers and directors of the Company as a group; and (d) all those known by the Company to be beneficial owners of more than five percent of its common stock. Except as otherwise noted, the address of the individuals below is c/o BroadSoft, Inc., 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878.

Name	Number of Shares Beneficially Owned(1)	Percentage
Named Executive Officers and Directors:
Michael Tessler(2)	247,014	*
James A. Tholen(3)	13,727	*
Scott D. Hoffpauir(4)	62,558	*
Taher G. Behbehani(5)	2,736	*
Dennis D. Dourgarian(6)	9,718	*
David Bernardi(7)	11,825	*
Jane A. Dietze(8)	3,427	*
John J. Gavin, Jr.(9)	40,108	*
Andrew M. Geisse(10)	8,680	*
Paul J. Magelli(11)	5,304	*
Douglas L. Maine(12)	49,789	*
John D. Markley, Jr.(13)	25,830	*
Eva M. Sage-Gavin(14)	2,809	*
All directors and executive officers as a group (14 persons)(15)	483,525	1.5%
5% Holders:
Wellington Management Group LLP(16)	2,730,187	9.0%
The Vanguard Group(17)	2,290,404	7.5%
BlackRock, Inc.(18)	1,806,736	6.0%
Brown Advisory Incorporated(19)	1,511,978	5.0%

*	Less than 1% of the outstanding shares of common stock
(1)	This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and sole investment power with respect to the shares indicated as beneficially owned. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon the vesting of RSUs held by the respective person that will vest within 60 days of February 15, 2017 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of February 15, 2017. Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Applicable percentages are based on 30,471,955 shares outstanding on February 15, 2017.
(2)	Includes 132,584 shares underlying currently exercisable options and 8,707 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2017.
(3)	Includes 3,980 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2017.
(4)	Includes 3,980 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2017. Also includes 16,666 shares held by The Scott D. Hoffpauir 2000 Family Irrevocable Trust U/T/A dated 04/04/00 for the benefit of the children of Mr. Hoffpauir. Mr. Hoffpauir’s brother, Samuel Hoffpauir, is the trustee of The Scott D. Hoffpauir 2000 Family Irrevocable Trust U/T/A dated 04/04/00. Mr. Hoffpauir disclaims beneficial ownership of any shares held by The Scott D. Hoffpauir 2000 Family Irrevocable Trust U/T/A dated 04/04/00.
(5)	Includes 2,736 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2017.
(6)	Includes 1,749 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2017.
(7)	Includes 738 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2017.
(8)	Includes 738 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2017.

(9)	Includes 738 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2017, and 25,000 shares issuable upon the exercise of an option originally granted to Mr. Gavin that Mr. Gavin gifted to his adult children in June 2010. Mr. Gavin disclaims beneficial ownership of all of the shares underlying the option awards gifted to his adult children.
(10)	Includes 1,004 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2017.
(11)	Includes 738 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2017.
(12)	Includes 1,004 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2017.
(13)	Includes 1,004 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2017.
(14)	Includes 738 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2017.
(15)	Includes 157,584 shares underlying options that are currently exercisable or may be exercised within 60 days of February 15, 2017, and 27,854 shares issuable upon the vesting of RSUs that will vest within 60 days of February 15, 2017. See footnotes 2 through 14.
(16)	Based solely on a Schedule 13G filed by Wellington Management Group LLP (“Wellington”) on February 14, 2017. The address of Wellington is c/o Wellington Management Group LLP, 280 Congress Street, Boston, MA 02210. Wellington has shared voting power with respect to 1,614,098 shares and shared dispositive power with respect to 2,730,187 shares as of December 31, 2016. Wellington Management Company, LLP has sole voting power over no shares, shared voting power over 1,578,305 shares, sole dispositive power over no shares, and shared dispositive power over 2,636,155 shares. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of common stock. No one person’s interest in such shares of Common Stock is more than 5% of the Company’s total common stock outstanding.
(17)	Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 9, 2017. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard has sole voting power over 58,444 shares, shared voting power over 61,676 shares, sole dispositive power over 2,228,728 shares and shared dispositive power over 61,676 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 57,060 shares as a result of its serving as investment manager of collective trust accounts for Vanguard. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 6,000 shares as a result of its serving as investment manager of Australian investment offerings.
(18)

Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 18, 2017. The address of Blackrock is 55 East 52nd St, New York, NY 10055. Blackrock has sole voting power over 1,746,041 shares, shared voting power over no shares, sole dispositive power over 1,806,736 shares and shared dispositive power over no shares.

(19)	Based solely on a Schedule 13G filed by Brown Advisory Incorporated (“Brown”) with the SEC on February 10, 2017. The address of Brown Advisory Incorporated is 901 South Bond Street, Ste. 400, Baltimore, MD 21231. Brown has sole voting power over 1,191,026 shares, shared voting power over no shares, sole dispositive power over no shares and shared dispositive power over 1,511,978 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended December 31, 2016, with the exception of one Form 4 filing by Mr. Dourgarian reflecting the grant of 8,500 restricted stock units on April 28, 2016, which was inadvertently filed late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information regarding our 2016 compensation program for our chief executive officer, our chief financial officer and our next three most highly compensated executive officers during 2016 who were serving as executive officers as of December 31, 2016. We refer to these individuals collectively as our named executive officers, or NEOs.

The following discussion and analysis of compensation arrangements of our NEOs should be read together with the compensation tables and related disclosures set forth below. This discussion also contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs that we may adopt. Actual compensation programs we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Our NEOs for 2016 were as follows:

•	Michael Tessler, President and Chief Executive Officer

•	James A. Tholen, Chief Financial Officer

•	Scott D. Hoffpauir, Chief Technology Officer

•	Taher G. Behbehani, Chief Marketing Officer

•	Dennis D. Dourgarian, Chief Accounting Officer

Executive Summary

We seek to closely align the interests of our NEOs with the interests of our stockholders through compensation programs that encourage the creation of long-term value. Our compensation programs are designed to reward our NEOs for the achievement of our operational, financial and long-term strategic goals, without encouraging unnecessary or excessive risk-taking. At the 2016 annual meeting, approximately 99% of stockholders approved, on an advisory basis, the 2015 executive compensation of our 2015 named executive officers. Accordingly, our Compensation Committee decided not to make any significant changes to our executive compensation policies or decisions, with respect to 2016 compensation, as a result of the vote at the 2015 annual meeting.

We believe that we had a strong 2016, both in terms of financial performance and achievement of our strategic objectives, which are further described below. Our total revenue for 2016 was $341.0 million, an increase of 22% compared to $278.8 million in 2015, and non-GAAP operating income for 2016 was $73.6 million, or 22% of total revenue, compared to $61.8 million, or 22% of total revenue, in 2015. For the calculation of non-GAAP operating income for 2016, please refer to “Non-GAAP Financial Measures” on pages 54-57 of our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 23, 2017.

For 2016, our primary corporate goals were to drive our long-term revenue and income growth by executing our strategic plan. Our executive compensation policies for the year were, therefore, designed to maintain a focus on our most significant financial performance objectives and value creation. Our annual incentive compensation was based on achievement of these same corporate goals.

The highlights of our 2016 executive compensation program were as follows:

•	Base Salaries. Based on consultation with Arthur J. Gallagher & Co., which we refer to as Gallagher, the independent compensation consultant engaged by our Compensation Committee, the Compensation

Committee increased base salaries in 2016 by approximately 3% - 7% for Messrs. Tessler, Tholen, Hoffpauir and Behbehani after taking into consideration the peer group data for executives in comparable positions, and each individual’s prior performance and expected future contribution. Mr. Dourgarian’s 2016 annual base salary was set prior to his becoming a named executive officer.

•

Equity Grants. As previously disclosed, in 2013, the Compensation Committee approved an equity grant for each of the then NEOs that was significantly larger than historical grants made annually to these individuals, with the understanding that no further grants would be made to them in 2014 or 2015. As described in the proxy statement for our 2015 annual meeting of stockholders, based on stockholder feedback, in 2016, the Compensation Committee returned to making grants annually rather than every three years. Accordingly, in January 2016, certain of our NEOs were awarded restricted stock units, or RSUs, in the amounts described below, which RSUs vest over three years. Mr. Dourgarian was awarded RSUs in February 2016 in connection with his promotion, and in April 2016 as part of our annual merit process.

•

Annual Cash Bonus Plan. We established a cash bonus plan designed to reward achievement of our corporate financial performance goals, specifically revenue and non-GAAP operating income, and the achievement of our five key strategic corporate objectives, as further described below. Our 2016 total consolidated revenue performance represented a 35% weighting of each participating NEO’s target bonus amount, our 2016 non-GAAP operating income represented a 35% weighting of each participating NEO’s target bonus amount and our 2016 strategic objectives represented a 30% weighting of each participating NEO’s target bonus amount.

Consistent with our aim of paying for performance, our 2016 cash bonus plan also contained a provision allowing us to make separate above-target cash bonus payments to our NEOs and certain eligible officers from a bonus pool funded with an amount equal to 5% of the revenue that exceeded our 2016 target revenue amount. For 2016, revenue did not exceed the revenue target and therefore no pool was created and no separate above-target bonuses were paid.

•

Double-Trigger Change in Control Benefits. Neither the change in control agreements we have with our NEOs, nor the equity awards granted to our NEOs, provide for “single trigger” benefits on a change in control; instead, these agreements and our equity awards provide for “double trigger” severance benefits.

Under our change in control agreements, none of our NEOs are entitled to cash severance payments that exceed the amount of their annual salaries at the time of termination, and these agreements do not provide for “golden parachute” tax gross-up payments.

•	Perquisites. We continued our practice of not providing any perquisites to our NEOs that are otherwise not available to every employee.

Our Compensation Objectives

We have designed our executive officer compensation program with the following primary objectives:

•	to retain those executive officers who continue to perform at or above the levels we expect;

•	to attract, as needed, executive officers with the skills necessary for us to achieve our corporate objectives;

•	to tie annual cash incentives to the achievement of measurable corporate performance objectives;

•	to manage the risks of our business;

•	to allocate our resources effectively in the development of market-leading technology and products; and

•	to reinforce a sense of ownership and overall entrepreneurial spirit and to align our executive officers’ incentives with stockholder value creation.

In the future, our Compensation Committee may refine and modify our compensation programs to further reflect the competitive market for executive talent and our business needs.

Role of Our Compensation Committee

Our Board has delegated responsibility for developing our compensation philosophy and for designing, administering and interpreting our executive compensation programs to our Compensation Committee. Our Compensation Committee is appointed by our Board. Our Compensation Committee currently consists entirely of directors who are outside directors for purposes of Section 162(m) of the Code and non-employee directors for purposes of Rule 16b-3 under the Exchange Act. In 2016, our Compensation Committee determined the compensation for all of our NEOs.

Our Compensation Committee performs, at least annually, a strategic review of our NEOs’ compensation arrangements. The goals of these reviews are to determine whether current compensation arrangements provide adequate incentives and motivation to our NEOs and whether they adequately compensate our NEOs relative to comparable officers in other companies with which we compete for talent.

With respect to 2016 compensation for certain of our NEOs, our Compensation Committee conducted a review of, and determined, executive compensation in January 2016. As Mr. Dourgarian was appointed as an executive officer in February 2016, after the compensation consultant had conducted its compensation analysis, his total compensation, including his base salary, bonus target amount and equity awards, were determined by the Compensation Committee, based on the recommendations of the chief executive officer and chief financial officer.

Role of Compensation Consultant

Our Compensation Committee has the authority to engage an independent compensation consultant and our Compensation Committee engaged Gallagher, an independent compensation consultant, to advise it with respect to our 2016 compensation programs. Our Compensation Committee expects to continue engaging independent compensation consultants to advise it on executive compensation matters in future years as well.

In October 2015, Gallagher provided our Compensation Committee with a detailed assessment of the most recent publicly available compensation information for executive officers of the 25 public companies noted below. These 25 companies, which are in the application software, communications equipment, electronic manufacturing services, internet software and services, systems software and alternative carrier sectors and had annual revenues ranging from $115 million to $1.345 billion, are referred to as our “peer group.” The Company’s revenue was in the 59th percentile of the revenues of the peer group. The peer group market capitalization amounts, used in the Gallagher report, ranged from approximately $223 million to $2.5 billion, as compared to the Company’s market capitalization of approximately $1 billion at the time of the analysis.

2016 Peer Group

•	8x8, Inc.

•	Adtran, Inc.

•	Brightcove, Inc.

•	CalAmp Corp.

•	Callidus Software, Inc.

•	ComScore, Inc.

•	Constant Contact, Inc.

•	Cornerstone OnDemand, Inc.

•	Infoblox Inc.

•	Interactive Intelligence Group, Inc.

•	Limelight Networks, Inc.

•	LivePerson, Inc.

•	LogMeIn, Inc.

•	Mercury Systems, Inc.

•	Polycom, Inc.

•	Proofpoint, Inc.

•	Pros Holding, Inc.

•	RingCentral, Inc.

•	Ruckus Wireless, Inc.

•	Seachange International, Inc.

•	ShoreTel, Inc.

•	Sonus Networks, Inc.

•	Synchronoss Technologies Inc.

•	Vonage Holdings Corp.

•	Tangoe, Inc.

Based on its review of the compensation paid to executive officers of these companies, taking into consideration their size and annual revenue relative to us, as described above, our Compensation Committee made the decisions explained below with respect to the total compensation, including base salaries, target cash bonus amounts and equity compensation of our NEOs, other than Mr. Dourgarian whose compensation was determined prior to his becoming a named executive officer.

Role of the Chief Executive Officer

With respect to compensation decisions relating to his compensation as our chief executive officer, Mr. Tessler abstains from involvement in the discussions. With respect to compensation decisions regarding all other executive officers, Mr. Tessler makes recommendations to our Compensation Committee and participates in the Committee’s discussions. Our Compensation Committee expects that it will typically continue to consider recommendations from the chief executive officer in evaluating the performance of, and making compensation decisions for, executive officers other than the chief executive officer.

Compensation Components

In 2016, our executive compensation program consisted of four principal components:

•	base salary;

•	an annual cash bonus program;

•	equity incentive compensation comprised of RSUs; and

•	customary employee benefits available to all employees on the same terms.

Mix of Compensation

We believe, given the industry in which we operate and the corporate culture that we have created, base compensation, bonuses and equity incentives at levels consistent with those for executive officers of comparable companies are generally sufficient to retain our existing executive officers and to hire new executive officers when and as required. Our Compensation Committee believes a significant portion of our NEOs’ compensation should be tied to our performance. In seeking to set competitive base and incentive compensation, our Compensation Committee also acknowledges that, in certain circumstances, we may be required to pay executives at somewhat higher rates, commensurate with the individuals’ experience, to recruit and retain these executives, who have competing employment opportunities.

We continue to believe, as is common in the technology sector, equity awards are a key compensation-related motivator in attracting and retaining executive officers in addition to base salary and cash bonuses. The RSUs awarded in 2016 are subject to time-based vesting conditions over three years.

Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation, or among different forms of cash compensation. However, our Compensation Committee’s general philosophy is to make a greater percentage of an employee’s compensation performance-based, via equity awards or company performance based bonus programs, as he or she becomes more senior.

Base Salary

Base salaries are intended to provide our NEOs with a degree of financial certainty and stability that does not depend on our performance, and are part of the total compensation package that the Compensation Committee believes is necessary to help ensure the retention of our high-performing NEOs. Our Compensation Committee sets base salaries for our NEOs annually and adjustments, if any, take into account each NEO’s position, individual performance, responsibilities and experience, our overall budget for base salary increases, external market data, competitive conditions and the relative ease or difficulty of replacing such NEO with a well-qualified person.

For 2016, in consultation with Gallagher and consideration of the peer group data for executives in comparable roles, and each individual’s prior performance and expected future contributions, our Compensation Committee determined to increase base salaries between 3% and 7% for each of Messrs. Tessler, Tholen, Hoffpauir and Behbehani, as set forth below, effective April 1, 2016. The increases place each executive officers’ base salary above the peer group median, and below the 75% percentile of the peer group. The base salary determinations of Messrs. Tholen and Hoffpauir were based on a blended analysis of a chief financial officer or chief technology officer, as applicable, and a chief operating officer role, based on peer data compiled by Gallagher. Mr. Dourgarian’s 2016 base salary was determined by our Compensation Committee based on input from our chief executive officer and chief financial officer.

Name	2016 Salary	2015 Salary
Mr. Tessler	$526,000	$510,880
Mr. Tholen	$373,000	$350,200
Mr. Hoffpauir	$373,000	$337,840
Mr. Behbehani	$313,000	$300,000
Mr. Dourgarian	$285,000	—

2016 Bonus Programs

We believe it is important to provide our NEOs with the opportunity to earn annual incentive payments to reward the achievement of various pre-determined corporate objectives and to motivate the executives to contribute to our achievement of those objectives. Our bonus programs are administered by our Compensation Committee and covers specified, eligible employees.

2016 Cash Bonus Plan

During our annual compensation review process, our Compensation Committee determines a target annual cash bonus for our NEOs who participate in our cash bonus plan, with the target dependent on the officer’s role within the Company and consideration of the target bonuses and total cash compensation of individuals holding comparable positions at our peer companies. Our Compensation Committee has the long-term objective of each NEO’s total cash compensation being between the 50th percentile and 75th percentile of our peer group. The Compensation Committee believes that such a target is appropriate to ensure that we can continue to attract and keep executive talent. For 2016, target cash bonuses as a percentage of annual base salary, for each of our NEOs, were as follows:

Name	2016 Target Bonus	Approximate Percentage of 2016 Base Salary
Mr. Tessler	$515,000	98%
Mr. Tholen	$265,000	71%
Mr. Hoffpauir	$265,000	71%
Mr. Behbehani	$195,000	62%
Mr. Dourgarian	$70,000	25%

As noted above, Mr. Dourgarian became an executive officer in February 2016 and his target bonus and amount were set by our Compensation Committee based on input from our chief executive officer and chief financial officer. He does not participate in the executive cash bonus plan but participates in a bonus plan that includes the same financial targets and corporate strategic objectives.

In developing the cash bonus program, or the 2016 Bonus Plan, for our NEOs, our Compensation Committee establishes annual corporate performance objectives. The corporate financial objectives are determined by our Compensation Committee and relate to our corporate operating plan, while the strategic objectives are determined by reference to our strategic initiatives. Our Compensation Committee then establishes a bonus program for the NEOs whereby the NEOs’ bonuses are based on our level of achievement of these corporate objectives. Each NEO’s bonus is based on our achievement of the corporate performance objectives.

Corporate Performance Objectives

For 2016, the corporate performance objectives for the cash bonus program related to (a) total revenue in 2016, (b) 2016 non-GAAP operating income (using the definition the Company uses in its earnings releases) and (c) achievement of our 2016 corporate strategic objectives. In choosing these objectives, our Compensation Committee decided to incentivize our NEOs for revenue and non-GAAP operating income growth, both of which the Compensation Committee believes are critical to the long-term generation of stockholder value, and to meet the Company’s strategic objectives, which were short and long-term goals that the Compensation Committee believed would benefit the Company even if progress toward such goals did not result in revenue or non-GAAP operating income during 2016. In view of the relative importance of revenue growth, non-GAAP operating income and the corporate objectives, our Compensation Committee determined to give 35% weight to the revenue objective, 35% to the non-GAAP operating income objective and 30% weight to achievement of the corporate strategic objectives. After receiving input from management, the Compensation Committee establishes the specific strategic objectives and the sub-categories for achievement.

For each of the corporate financial objectives, our Compensation Committee established a threshold level, which would entitle the NEOs to receive 50% of their target bonus amount attributable to the objective, and a target level, which would entitle the NEOs to receive their full target bonus amount attributable to the objective. The bonus amounts are pro-rated for achievement levels between the threshold and the target amounts. In addition, to incentivize exemplary financial performance, our Compensation Committee also determined, if our financial performance exceeded the target level for the revenue objective, our management team, including our

NEOs, would be eligible to receive separate amounts above target. These separate amounts would be awarded from a bonus pool funded with 5% of our revenue that exceeded the revenue target. Because we did not exceed the target revenue objective, no amounts above target were paid for 2016.

The threshold and target amounts of the 2016 Bonus Plan corporate performance objectives, along with our actual results for both objectives, are set forth below:

Corporate Performance Objective	Threshold Level	Target Level	Actual Result
Total revenue (GAAP)	$306.7 million	$344.8 million	$341.0 million
Non-GAAP operating income	$61.8 million	$67.0 million	$73.6 million

The “Total Revenue” and “Non-GAAP operating income” amount above excludes revenue from acquisitions consummated in 2016 other than an acquisition consummated in February 2016, since in establishing the 2016 Bonus Plan targets, the Compensation Committee took into account expected contributions from such acquisition, which acquisition was in process at the time of establishment of the performance objectives. For the calculation of non-GAAP operating income for 2016, please refer to “Non-GAAP Financial Measures” on pages 54-57 of our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 23, 2017.

The strategic corporate objectives for the 2016 Bonus Plan, their relative weight for the corporate strategic objective component and the criteria for achievement of such objective by our NEOs, are set forth in the table below.

Corporate Strategic Objective	Criteria for Achievement	Percentage Weight of Component	Actual Result Achieved
Increase Service Provider Yield	• Implement our strategic engagement model • Develop digital marketing and content syndication program • Develop co-branding programs with service provider customers • Grow our sell-through program to increase BroadCloud deployment	20%	22.5%
Innovation Through Project Tempo	• Implement a UC-One Hub beta program • Develop broader “Future of Work” productivity strategy with associated products and/or third party integrations into Hub including through OEM and/or acquisition • Grow UC-One adoption (bundled and client) in connection with Project Tempo growth	20%	23.33%
Establish New Channels for our Products and Services	• Create small teams for high touch vertical sales efforts • Recruit additional value-added resellers to drive enterprise business and increase BroadCloud Contact Center recurring revenues	20%	20%
Expand BroadCloud subscribers	• Grow BroadCloud users, including by initiating a FedRamp offering and through geographic expansion • Implement new models for BroadCloud growth	20%	17.14%
Transform the Organization for Significant Future Growth	• Launch human resources organizational efforts across the organization	20%	13.3%

The Compensation Committee reviewed and assessed specific performance metrics underlying each corporate strategic objective to determine if the NEOs satisfied such objective. There were not threshold amounts established for the achievement of the corporate strategic objective component of the 2016 Bonus Plan. The Compensation Committee determined whether each performance metric had been achieved and for the reasons described below, determined the level of achievement of each objective as shown in the chart above.

2016 Bonus Plan — Results of Performance

We believe that we had a strong 2016, both in terms of financial performance and achievement of our strategic objectives. Total revenue for 2016 was $341.0 million, an increase of 22% compared to $278.8 million in 2015, and non-GAAP operating income for 2016 was $73.6 million, or 22% of total revenue, compared to $61.8 million, or 22% of total revenue, in 2015. We achieved our 2016 strategic corporate goals by, among other things, (a) introducing the Powered By BroadSoft campaign to increase brand awareness, (b) increasing UC-One adoption by a number of our key customers; (c) increasing the number of BroadCloud hosted subscribers as compared to 2015; (d) establishing new channels for sales of our products and services and (e) improving the Company’s human resources organization. For a discussion of non-GAAP operating income and a reconciliation of this non-GAAP measure to GAAP income from operations, please refer to “Non-GAAP Financial Measures” on 53 and 54 of our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 23, 2017.

The Compensation Committee determined that the Company achieved (a) 97.49% of the revenue target, (b) 100% of the non-GAAP operating income target and (c) 96.31% of its 2016 strategic corporate objectives set forth in the 2016 Bonus Plan. The Company exceeded the threshold amount for the revenue component and exceeded the target metric of the operating income target components of the 2016 Bonus Plan. Based on this performance and the weighting of the categories of corporate goals described above, our NEOs earned approximately 98% of their target bonus amounts.

The table below sets forth the total bonus compensation awarded to each of our NEOs for 2016 performance.

	2016 Bonus Plan
Named executive officer	Total Revenue Objective	Non-GAAP Operating Income Objective	Strategic Objective	Total 2016 Bonus Payment
Mr. Tessler	$175,725	$180,250	$148,777	$504,752
Mr. Tholen	90,421	92,750	76,556	$259,727
Mr. Hoffpauir	90,421	92,750	76,556	$259,727
Mr. Behbehani	66,536	68,250	56,334	$191,120
Mr. Dourgarian	23,885	24,500	20,222	$68,607

Equity Incentive Compensation

For all NEOs, we utilize equity-based awards to reward long-term performance and incentivize retention, thereby allowing the NEOs to share in our corporate performance. Authority to make equity grants to NEOs rests with our Compensation Committee, although, as noted above, our Compensation Committee considers the recommendations of our chief executive officer for grants to executive officers other than himself.

Historically, equity-based compensation has been our primary long-term incentive compensation component. We believe equity-based compensation has and will continue to be a significant part of our NEOs’ total compensation packages. We believe equity-based compensation aligns the interests of our stockholders and executives over the long-term. The vesting feature of our equity-based awards contributes to NEO retention since this feature provides an incentive to our NEOs to remain with the Company during the vesting period. We have established stock ownership guidelines for certain executive officers, which guidelines are further described above under “Executive Stock Ownership Guidelines.” To date, we have used stock options, RSUs and performance stock units, or PSUs, in our awards to our NEOs, and the Compensation Committee has increasingly focused on issuing RSUs to our NEOs. In 2016, RSUs were issued to the NEOs. Our Compensation Committee may also consider other alternative forms of equity-based awards in the future. We customarily make equity grants in connection with a new hire.

In February 2017, in addition to RSUs that vest over three years, the Compensation Committee awarded certain of our NEOs PSUs in connection with their 2017 compensation, with the PSUs vesting over three years subject to satisfaction of certain SaaS revenue milestones.

2016 RSU Grants

In January 2016, the Compensation Committee awarded RSUs to each of Messrs. Tessler, Tholen, Hoffpauir and Behbehani. The grants, along with the grants approved later in 2016 by the Compensation Committee to Mr. Dourgarian, are included in the 2016 Grants of Plan-Based Awards table and the grant date fair value of the awards is included with the NEOs’ 2016 compensation in the Summary Compensation Table, each of which tables are found below. The number of RSUs awarded to each of our NEOs was as follows:

Name	RSU Grant – Number of Shares
Mr. Tessler	104,477
Mr. Tholen	47,761
Mr. Hoffpauir	47,761
Mr. Behbehani	32,835
Mr. Dourgarian(1)	26,000

(1)	In February 2016, Mr. Dourgarian received an RSU award of 17,500 shares in connection with his promotion to Chief Accounting Officer, and in April 2016, Mr. Dourgarian received an additional RSU award of 8,500 shares as part of our merit review process. Each of Mr. Dourgarian’s grants vest on similar terms as the vesting schedule described below.

The RSUs are settled in shares of our common stock. Subject to acceleration under certain circumstances, the awards vest in equal quarterly installments over three years following the vesting commencement date, with 1/12th of the shares represented by such RSUs (rounded down to the nearest whole share) vesting on each quarterly anniversary of the vesting commencement date. Additionally, the vesting schedule accelerates and the awards become vested if the NEO is terminated without cause or resigns for good reason within one year after a change of control of the Company. Except for the foregoing, the vesting of each award is subject to each NEO’s continuous service through the vesting date.

Additionally, as previously described in our 2015 proxy statement, our Compensation Committee approved the cloud revenue bonus plan in 2015 pursuant to which Messrs. Tessler, Tholen and Hoffpauir were eligible to receive an additional bonus upon the satisfaction of certain cloud revenue targets in 2015. The Compensation Committee determined to issue the payment under the cloud revenue bonus plan to the eligible participants in RSUs, rather than cash. The RSUs were fully vested on the date of grant. Although these RSUs were granted based on 2015 performance, in accordance with SEC rules, they are included as 2016 compensation because the awards were granted during 2016 and are reflected in the Stock Awards column of the Summary Compensation Table and the Grants of Plan Based Awards Table below in this Proxy Statement. The number of RSUs for each participant was determined by dividing the dollar value of each individual’s bonus payment, as determined under the 2015 cloud revenue bonus plan and provided below by $31.45, which was the average closing price of our common stock over the 30 trading days ending two days prior to the March 1, 2016, the grant date. The dollar value of each individual’s bonus represents 75.67% of his target bonus under the 2015 cloud revenue bonus plan, which was the level of achievement determined by our Compensation Committee. The number of RSUs that were granted to Messrs. Tessler, Tholen and Hoffpauir under the 2015 cloud bonus plan were as follows (as previously described in our 2015 proxy statement):

Name	RSU Grants in Lieu of Cash	Dollar Value of RSU Award
Mr. Tessler	7,215	$227,010
Mr. Tholen	2,405	75,670
Mr. Hoffpauir	2,405	75,670

Our Compensation Committee believes, at any given time, a meaningful amount of our NEOs’ equity should be unvested. Since our initial public offering, the fair market value of our common stock has been based on the closing sale price of our common stock as quoted on NASDAQ on the date of grant.

Other Compensatory Benefits

We believe it is appropriate and necessary for recruitment and retention to provide our NEOs with other forms of compensatory benefits, including the following:

Severance and Change in Control Benefits

Our 2009 Plan does not include, as a default provision, any acceleration to the equity vesting schedule upon termination of the holder, but it does provide our Board or our Compensation Committee with the discretion to provide for acceleration of the equity vesting schedule in individual cases.

The RSUs granted to the NEOs in 2016 provide that vesting accelerates and the awards become vested if the NEO is terminated without cause or resigns for good reason within one year after a change of control of the Company. The PSUs granted to the NEOs in 2013 provide that if a change in control were to occur prior to February 15, 2017, then 50% of any PSUs that had not previously vested would immediately vest if each of the following requirements were met with respect to such PSUs: (a) the award has been continued, assumed or substituted in accordance with the 2009 Plan, or any successor provision and (b) the participant has been terminated without cause within one year after the consummation of the change in control or the recipient terminates his employment with the Company for good reason, where the events giving rise to his right to resign for good reason arose within one year after the consummation of the change in control. In February 2017, the performance period for these PSUs expired and all of such PSUs that had not yet vested, because their applicable performance condition had not been satisfied, lapsed.

Our Compensation Committee has approved the execution of agreements with each of our NEOs that contain severance provisions providing for continued payment of salary and provision of certain benefits for a specified period of time, in the event that the NEO is terminated without cause or resigns for good reason within one month prior to, or one year after, a change in control of the Company. These severance agreements are generally identical, although the length of time for which salary and benefits shall be continued varies by officer. These agreements are described below under “Potential Payments and Acceleration of Equity Upon Separation in Connection with a Change in Control — Severance Agreements.”

Our Compensation Committee determined to provide these arrangements to mitigate some of the risk that exists for executives working in a dynamic technology company such as ours, an environment where there is a reasonable possibility we may be acquired. These arrangements are intended to retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements and mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these NEOs may not be required by the acquirer following the acquisition. For quantification of these severance and change of control benefits, please see “Potential Payments and Acceleration of Equity Upon Separation in Connection with a Change in Control” below.

Other Benefits

Our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, accidental death and dismemberment insurance, business travel accident insurance, business travel medical insurance, an employee assistance program and our 401(k) plan, in each case on substantially the same basis as other employees in the geographical location where they are based. We do not provide any retirement benefits separate from our 401(k) plan. We provide a 401(k) plan matching contribution, up to 3% of the amount contributed by the employee, for all U.S.-based employees, including our U.S.-based NEOs. The NEOs participated on the same basis as all other employees.

Perquisites

Generally, we do not provide any perquisites or other personal benefits to our NEOs that are not otherwise made available to all employees.

Accounting and Tax Considerations

Our Compensation Committee considers the financial accounting and tax implications of its executive compensation decisions, and weighs such considerations with the objectives of its executive compensation objectives. In accordance with guidance applicable to stock-based compensation, we measure stock-based compensation expense based on the fair value of the award on the date of grant and we recognize this expense over the vesting period of the award. For our historical option awards, this has resulted in a non-cash compensation charge being incurred over the vesting periods of the options. Applicable accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

With respect to stock option awards, while any gain recognized by employees and other service providers from nonqualified options should be deductible, to the extent an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible by us if there is no disqualifying disposition by the optionee. With respect to equity and cash compensation, we generally seek to structure such awards so that they do not constitute “deferred compensation” under Section 409A of the Code, thereby avoiding penalties and taxes on such compensation applicable to deferred compensation.

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and three other highest paid officers (excluding the chief financial officer) in office at fiscal year-end. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent. The availability to us of a tax deduction for compensation expense has not been material to our compensation decisions.

SUMMARY COMPENSATION TABLE

The following table shows compensation awarded or paid to, or earned by, our NEOs during 2016, 2015 and 2014.

Name and principal position	Year	Salary(1)		Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total(6)
Michael Tessler	2016	$522,220		—	$3,696,227	$504,752	$7,950	$4,731,149
President and Chief Executive Officer	2015	625,110	(7)	—	—	396,111	7,950	1,029,171
	2014	482,000		—	—	377,150	5,200	864,350

James A. Tholen	2016	$367,300		—	$1,655,449	$259,727	$6,839	$2,289,316
Chief Financial Officer	2015	347,650		—	—	203,543	7,950	559,143
	2014	333,242		—	—	193,800	5,200	532,242

Scott D. Hoffpauir	2016	$364,210		—	$1,655,449	$259,727	$7,200	$2,286,586
Chief Technology Officer	2015	335,380		—	—	196,559	7,950	539,889
	2014	318,937		—	—	187,150	5,200	511,287

Taher G. Behbehani	2016	$309,750		—	$1,074,690	191,120	$6,609	$1,582,168
Chief Marketing Officer	2015	300,000		50,000	—	145,305	3,750	499,055
	2014	60,417		37,500	1,202,850	—	—	1,300,767

Dennis D. Dourgarian(8)	2016	$282,500		—	$882,470	$68,607	$5,510	$1,239,087
Chief Accounting Officer

(1)	Amounts in this column reflect base salary for each of the NEOs, including any salary contributed by the NEO to our 401(k) plan, unless otherwise noted. In each of 2016, 2015 and 2014, base salaries for our NEOs were increased effective April 1 of such year (as described in “Compensation Discussion and Analysis — Compensation Components — Base Salary”). The amounts in this column for 2016 reflect aggregate base salary in 2016, including amounts earned from January 1, 2016 – March 31, 2016 at such NEO’s 2015 base salary rate, and amounts earned April 1, 2016 – December 31, 2016 at the increased 2016 base salary amount; the amounts in this column for 2015 reflect aggregate base salary in 2015, including amounts earned from January 1, 2015 – March 31, 2015 at such NEO’s 2014 base salary rate, and amounts earned April 1, 2015 – December 31, 2015 at the increased 2015 base salary amount; and amounts in this column for 2014 reflect aggregate base salary in 2014, including amounts earned from January 1, 2014 – March 31, 2014 at such NEO’s 2013 base salary rate, and amounts earned April 1, 2014 – December 31, 2014 at the increased 2014 base salary amount.
(2)	Amount in this column for 2015 represents the discretionary bonus paid to Mr. Behbehani upon the satisfaction of certain objectives mutually agreed between Mr. Behbehani and Mr. Tessler. Mr. Behbehani joined the Company on October 20, 2014. His 2014 base salary, on an annualized basis, was $300,000. Pursuant to the terms of his offer letter, he was awarded a 2014 bonus of $37,500.
(3)	Amounts in this column represent the aggregate grant date fair values of RSUs issued to the NEOs in 2016, and for Messrs. Tessler, Tholen and Hoffpauir, also includes the aggregate grant date fair value of the RSUs issued in connection with the 2015 cloud revenue bonus plan, which bonuses were awarded in the form of RSUs in March 2016 for 2015 performance. See also “Compensation Discussion and Analysis — Compensation Components — Equity Incentive Compensation — 2016 RSU Grants”. No equity awards were granted to Messrs. Tessler, Tholen or Hoffpauir in 2015 or 2014, and none were granted to Mr. Behbehani in 2015 since Mr. Behbehani received an equity award in 2014 in connection with the commencement of his employment in October 2014. The aggregate grant date fair value is determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited financial statements for the year ended December 31, 2016, included in the Company’s 2016 Annual Report on Form 10-K filed with the SEC on February 23, 2017.
(4)	Amounts in this column represent the cash payments made to our NEOs in respect of our achievement of corporate performance objectives under our annual cash bonus program. For additional information regarding the calculation of these amounts for 2016, see “Compensation Discussion and Analysis — Compensation Components — 2016 Bonus Program — 2016 Cash Bonus Plan.”

(5)	Amount reflects the Company’s matching contributions to the NEOs 401(k) plan account.
(6)	The dollar values in this column for each NEO represent the sum of all compensation referenced in the preceding columns.
(7)	Amount includes sales commissions of $117,950 earned in 2015 under a sales commission plan in connection with Mr. Tessler’s role as interim head of worldwide sales in 2015.
(8)	Mr. Dourgarian became an executive officer of the Company on February 5, 2016.

2016 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with regard to potential cash bonuses payable for 2016 under our annual cash bonus program, and information regarding equity grants awarded to each NEO during 2016 under the 2009 Plan.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Stock or Units
Michael Tessler		$90,125	(2)		(2)	$180,250	(2)
		90,125	(3)		(3)	180,250	(3)
		77,250	(4)		(4)	154,500	(4)
	1/14/2016							104,477	$3,419,532	(5)
	3/1/2016							7,215	$276,695	(6)
James A. Tholen		$46,375	(2)		(2)	$92,750	(2)
		46,375	(3)		(3)	92,750	(3)
		39,750	(4)		(4)	79,500	(4)
	1/14/2016							47,761	$1,563,218	(5)
	3/1/2016							2,405	$92,232	(6)
Scott D. Hoffpauir		$46,375	(2)		(2)	$92,750	(2)
		46,375	(3)		(3)	92,750	(3)
		39,750	(4)		(4)	79,500	(4)
	1/14/2016							47,761	$1,563,218	(5)
	3/1/2016							2,405	$92,232	(6)
Taher G. Behbehani		$34,125	(2)		(2)	$68,250	(2)
		34,125	(3)		(3)	68,250	(3)
		29,250	(4)		(4)	58,500	(4)
	1/14/2016							32,835	$1,074,690	(5)
Dennis D. Dourgarian		$12,250	(2)		(2)	$24,500	(2)
		12,250	(3)		(3)	24,500	(3)
		10,500	(4)		(4)	21,000	(4)
	2/5/2016							17,500	$544,425	(5)
	4/28/2016							8,500	$338,045	(5)

(1)	Our annual cash bonus program is administered by our Compensation Committee to reward our NEOs. Under this program, our Compensation Committee determines a target annual bonus for each of our NEOs, depending upon the officer’s role within the Company. In developing the bonus program each year, our Compensation Committee establishes annual corporate performance objectives and allocates the target bonus for each NEO across these objectives. In 2016, our Compensation Committee allocated 35% of each individual’s target annual bonus to our corporate revenue objective, 35% to our non-GAAP operating income objective and the remaining 30% of each individual’s target bonus to achievement of our corporate strategic objectives. The potential payments to the NEOs under the annual cash bonus program based on our corporate performance objectives are set forth in this table. As the “Target” and “Maximum” amounts are the same under our cash bonus program for the revenue and non-GAAP operating income components, we have disclosed the maximum amount an NEO may earn under the “Maximum” column above. For more information regarding these bonuses, see “Compensation Discussion and Analysis — Compensation Components —2016 Bonus Program – Corporate Performance Objectives.”
(2)

The amount shown in the “Threshold” column represents the amount that would have been paid to the NEO for 2016 if we achieved the threshold 2016 total revenue objective required for the payment of a bonus attributable to that objective under the bonus program. The amount shown in the “Maximum” column represents the bonus amount attributable to that objective that would have been paid to the NEO for 2016 if we had achieved the target 2016 total revenue objective under the bonus program. Under the program, the payout for achievement of 2016 total revenue between the threshold and target/maximum amounts would be pro-rated. As the revenue result was above the threshold but less than the target, a pro-rated amount of 97.49% of the maximum amount for achievement of this component, and this amount is included in the “Non-Equity Incentive Plan” column of the “Summary Compensation Table.”
(3)	The amount shown in the “Threshold” column represents the amount that would have been paid to the NEO for 2016 if we had achieved the threshold 2016 non-GAAP operating income objective required for the payment of a bonus attributable to that objective under the bonus program. The amount shown in the “Maximum” column represents the bonus amount attributable to that objective that would have been paid to the NEO for 2016 if we had achieved the target 2016 non-GAAP operating income objective under the bonus program. Under the program, the payout for achievement of 2016 non-GAAP operating income between the threshold and target/maximum amounts would be pro-rated. As the non-GAAP operating income result was above the target, each NEO achieved 100% of the maximum amount for achievement of this component, and this amount is included in the “Non-Equity Incentive Plan” column of the “Summary Compensation Table.”
(4)	The amount shown represents the maximum amount that would have been paid to the NEO for 2016 if such officer achieved all of the corporate strategic objectives set forth under the bonus program. Unlike the revenue and non-GAAP operating income components, there were not threshold amounts and target amounts applicable to the corporate strategic objective component. The Compensation Committee determined that each NEO achieved 96.31% of the maximum amount for achievement of corporate strategic objectives, and this amount is included in the “Non-Equity Incentive Plan” column of the “Summary Compensation Table.”
(5)	The grant date fair value of awards in this column reflects the fair value of such awards, excluding estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited financial statements for the year ended December 31, 2016, included in the Company’s 2016 Annual Report on Form 10-K filed with the SEC on February 23, 2017. These RSUs vest over the three year period following the date of grant, vesting in 12 equal quarterly installments following the date of grant.
(6)	These awards reflect the RSUs granted as payment of the 2015 cloud revenue bonus plan, as further described in “Compensation Discussion and Analysis — Compensation Components — Equity Incentive Grants – 2016 RSU Grants” of this Proxy Statement. The RSUs were fully vested on the date of grant.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

The following table provides information regarding outstanding equity awards held by each of our NEOs as of December 31, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Yet Vested
Michael Tessler	132,584	—	$2.40	6/10/2019	85,000	(1)	$3,506,250	(6)	21,250	(7)	$876,563	(7)
James A. Tholen	—	—	—		40,119	(2)	1,654,909	(6)	13,750	(7)	567,188	(7)
Scott D. Hoffpauir	—	—	—		40,119	(3)	1,654,909	(6)	13,750	(7)	567,188	(7)
Taher G. Behbehani	—		—		52,157	(4)	2,150,239	(6)	—		—
Dennis D. Dourgarian	—		—		25,359	(5)	1,046,059	(6)	3,125	(7)	128,906	(7)

(1)

Consists of an aggregate of 83,671 RSUs issued to Mr. Tessler that remained unvested as of December 31, 2016 and 1,329 PSUs issued to Mr. Tessler for which the performance condition has been satisfied, but the time-based vesting conditions had not been met as of December 31, 2016. The 1,329 PSUs vested in full in February 2017. An aggregate of 78,358 RSUs represent the unvested portion of an RSU grant made on January 14, 2016, which award vests in twelve equal quarterly installments over the three year period following January 14, 2016, the date of grant. The remaining 5,313 RSUs represent the unvested portion of an RSU grant made in February 2013, which award vested over the four year period following the date of grant, with 25% of the award having vested on the one-year anniversary of such date and the remaining RSUs vesting in 12 equal quarterly installments thereafter.
(2)	Consists of an aggregate of 39,259 RSUs issued to Mr. Tholen that remained unvested as of December 31, 2016 and 860 PSUs issued to Mr. Tessler for which the performance condition has been satisfied, but the time-based vesting conditions had not been met as of December 31, 2016. The 860 PSUs vested in full in February 2017. An aggregate of 35,821 RSUs represent the unvested portion of an RSU grant made on January 14, 2016, which award vests in twelve equal quarterly installments over the three year period following January 14, 2016, the date of grant. The remaining 3,438 RSUs represent the unvested portion of an RSU grant made in February 2013, which award vested over the four year period following the date of grant, with 25% of the award having vested on the one-year anniversary of such date and the remaining RSUs vesting in 12 equal quarterly installments thereafter.
(3)	Consists of an aggregate of 39,259 RSUs issued to Mr. Hoffpauir that remained unvested as of December 31, 2016 and 860 PSUs issued to Mr. Tessler for which the performance condition has been satisfied, but the time-based vesting conditions had not been met as of December 31, 2016. The 860 PSUs vested in full in February 2017. An aggregate of 35,821 RSUs represent the unvested portion of an RSU grant made on January 14, 2016, which award vests in twelve equal quarterly installments over the three year period following January 14, 2016, the date of grant. The remaining 3,438 RSUs represent the unvested portion of an RSU grant made in February 2013, which award vested over the four year period following the date of grant, with 25% of the award having vested on the one-year anniversary of such date and the remaining RSUs vesting in 12 equal quarterly installments thereafter.
(4)	Represents RSUs issued to Mr. Behbehani that remained unvested as of December 31, 2016. An aggregate of 24,627 RSUs represent the unvested portion of an RSU grant made on January 14, 2016, which award vests in twelve equal quarterly installments over the three year period following January 14, 2016, the date of grant. The remaining 27,500 RSUs represent the unvested portion of an RSU grant made on October 20, 2014, with one-fourth of the award having vested on October 20, 2015 and the remainder vesting in 12 equal quarterly installments thereafter.
(5)	Consists of an aggregate of 25,163 RSUs issued to Mr. Dourgarian that remained unvested as of December 31, 2016 and 196 PSUs issued to Mr. Dourgarian for which the performance condition has been satisfied, but the time-based vesting conditions had not been met as of December 31, 2016. The 196 PSUs vested in full in February 2017. An aggregate of 13,125 RSUs represent the unvested portion of an RSU grant made on February 5, 2016, the grant date, which award vests in twelve equal quarterly installments over the three year period following the grant date. An aggregate of 7,084 RSUs represent the unvested portion of an RSU grant made on April 28, 2016, the grant date, which award vests in twelve equal quarterly installments over the three year period following April 1, 2016, the vesting commencement date, and an aggregate of 4,172 RSUs represent the unvested portion of an RSU grant in April 2015, which grant vests over the four year period following the date of grant, with 25% of the award having vested on the one-year anniversary of such date and the remaining RSUs vesting in 12 equal quarterly installments thereafter, and 782 RSUs represent the unvested portion of an RSU grant in February 2013, which award vested over the four year period following the date of grant, with 25% of the award having vested on the one-year anniversary of such date and the remaining RSUs vesting in 12 equal quarterly installments thereafter.
(6)	Represents the market value, as of December 31, 2016, of the unvested RSUs and PSUs for which the time-based vesting condition had not been met, based on the closing trading price of our common stock of $41.25 per share, as quoted on the NASDAQ Global Select Market on December 30, 2016.
(7)

Represents PSUs granted during 2013, which were subject to performance-based and time-based vesting. During 2016, the threshold performance criteria applicable to the award was satisfied, resulting in 25% of such PSUs converting to time-based vesting awards, while the remaining 75% of such PSUs remained subject to performance-based conditions. In accordance with SEC rules, the number of PSUs reflected in this column represents the number of PSUs subject to vesting upon the satisfaction of the next highest performance criteria applicable to these awards, which is 25% of the original number of PSUs granted to such person in 2013. As of February 17, 2017, the performance period of the award expired without the performance criteria being satisfied for the remaining 75% of the PSUs subject to the award and, as a result, on February 17, 2017, such remaining unvested PSUs lapsed.
(8)	The market value of the unvested PSUs for which the performance criteria had not been met as of December 31, 2016 is based on the closing trading price of our common stock of $41.25 per share, as quoted on the NASDAQ Global Select Market on December 30, 2016. In accordance with SEC rules, this market value represents the value of the number of PSUs subject to vesting upon the satisfaction of the next highest performance criteria applicable to these awards, which is 25% of the aggregate number of the original number of PSUs granted to such person in 2013. As described in footnote (7), on February 17, 2017, such unvested PSUs lapsed. As a result, the NEO did not recognize any value as a result of these awards.

OPTION EXERCISES AND STOCK VESTED IN 2016

The following table shows information regarding option exercises and stock awards that vested during 2016 with respect to our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Michael Tessler	—	—	77,505	$3,137,781
James A. Tholen	—	—	42,298	1,708,179
Scott D. Hoffpauir	—	—	42,298	1,708,179
Taher G. Behbehani	—	—	21,958	924,626
Dennis D. Dourgarian	—	—	20,134	821,505

(1)	The value realized upon vesting was calculated by multiplying, as of each vesting date, the number of shares that vested on such date by the closing trading price of our common stock as quoted on the NASDAQ Global Select Market on the vesting date.

POTENTIAL PAYMENTS AND ACCELERATION OF EQUITY UPON SEPARATION IN CONNECTION

WITH A CHANGE IN CONTROL

Severance Agreements

We have agreements with each of our NEOs that contain severance provisions providing for continued payment of salary and provision of certain group health benefits for a specified period of time in the event that the named officer was terminated without cause or resigned for good reason within one month prior to, or one year after, a change in control of the Company.

For purposes of these agreements, the term “change in control” means:

•	the acquisition by any person of greater than 50% of the combined voting power of the Company, subject to certain exceptions;

•

the consummation of a merger, consolidation or similar transaction involving the Company that results in the stockholders of the Company immediately prior to such transaction owning less than 50% of the combined outstanding voting power of the surviving entity; or

•

the sale, lease, exclusive license or other disposition of all or substantially all of the Company’s consolidated assets unless the disposition is to an entity, more than 50% of the combined voting power of which is held by Company stockholders in the same proportions as their ownership of Company voting securities immediately prior to the transaction.

For purposes of these agreements, the term “cause” means:

•	the NEO’s commission of a felony;

•	any act or omission of the NEO constituting dishonesty, fraud, immoral or disreputable conduct that causes material harm to the Company;

•	the NEO’s violation of Company policy that causes material harm to the Company;

•	the NEO’s material breach of any written agreement between the NEO and the Company that, if curable, remains uncured after notice; or

•	the NEO’s breach of fiduciary duty.

For purposes of these agreements, the term “good reason” means any of the following, without the NEO’s consent:

•

a material diminution of the NEO’s responsibilities or duties (provided that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself be deemed to be a diminution of the NEO’s responsibilities or duties);

•	a reduction in the level of the NEO’s base salary;

•	a relocation of the office at which the NEO is principally based outside of a prescribed area;

•	a failure of a successor in a change in control to assume the agreement; or

•	our material breach of any written agreement between the NEO and us.

Any actions we take to accommodate a disability of the NEO or pursuant to the Family and Medical Leave Act does not constitute “good reason” for purposes of the agreement. Additionally, before our NEOs may terminate employment for “good reason,” the NEO must notify us in writing within 30 days after the initial occurrence of the event, condition or conduct giving rise to the “good reason,” we must fail to remedy or cure the alleged “good reason” within the 30-day period after receipt of such notice (if capable of being cured within the 30-day period) and, if we do not cure the “good reason” (or it is incapable of being cured within such 30-day period), then such NEO must terminate employment by no later than 30 days after the expiration of the last day of the cure period (or, if the event condition or conduct is not capable of being cured within such 30-day period, within 30 days after initial notice to us of the violation).

To receive any of the severance benefits under these agreements, the NEO would be required to execute, and not revoke, a release of claims against the Company, its parents, subsidiaries, directors, executive officers and other related parties and comply with the provisions of the release, including confidentiality and non-disparagement provisions.

These agreements are generally similar, although the length of time for which salary and benefits shall be continued varies by NEO. Our Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable.

Equity Awards

In addition to the severance agreements described above, each of our NEOs also holds unvested equity awards that, pursuant to the terms of the awards, would vest upon the occurrence of certain events. In particular, the terms of certain RSUs held by each NEO provide that if the NEO is terminated without cause or resigns for good reason within one year after a change in control of the Company, the vesting of all remaining unvested shares underlying these RSUs will accelerate.

Additionally, under the terms of the PSUs held by Messrs. Tessler, Tholen, Hoffpauir and Dourgarian, the vesting of 50% of such PSUs that have not previously vested shall immediately vest if: (a) the award has been continued, assumed or substituted in accordance with the 2009 Plan, or any successor provision; and (b) the participant has been terminated without cause (as defined in the 2009 Plan) or the participant terminates his employment for good reason (as defined in the award agreement), in either case, within one year after the consummation of the change in control, where the events giving rise to the participant’s right to resign for good reason arise within one year after the consummation of the change in control.

For purposes of these awards, the meanings of the terms “change in control,” “cause” and “good reason” is substantially the same as those under the severance agreements described above.

The following table presents the potential payments to and benefits to be received upon employment termination by each of our NEOs if his employment was terminated in connection with a change in control of the Company under circumstances described above, assuming that the triggering event occurred as of December 31, 2016.

	Benefits upon Termination Without Cause or Resignation For Good Reason(1)
	Within One Month Prior to, or One Year After a Change in Control		Within One Year After a Change in Control
Name	Cash Severance	Medical Continuation(2)	Acceleration of Stock Options	Acceleration of Certain RSUs and PSUs(3)	Total Possible Benefits(4)
Michael Tessler	$526,000	$16,555	—	$4,821,094	$5,363,649
James A. Tholen	279,750	20,155	—	2,505,690	2,805,595
Scott D. Hoffpauir	279,750	20,155	—	2,505,690	2,805,595
Taher G. Behbehani	156,500	13,437	—	2,150,239	2,320,176
Dennis D. Dourgarian	142,500	13,437	—	1,239,418	1,395,355

(1)	The benefits reflected in these columns are benefits that would be payable under the terms of the change in control severance agreements described in “— Severance Agreements” above and the terms of unvested RSUs and stock options held by such individuals as described in “— Equity Awards” above.
(2)	The value of these continued benefits are calculated using the assumptions that we use for financial reporting purposes in accordance with GAAP and are based on our 2016 COBRA rates for group health insurance.
(3)	Represents (a) the aggregate fair market value of the shares underlying certain RSUs that would accelerate if the NEO were to be terminated without cause or to resign for good reason, in either case, within one year after a change in control of the Company, valued as of December 30, 2016 (based on the closing trading price of our common stock of $41.25 per share as quoted on the NASDAQ Global Select Market on December 30, 2016) and (b) 50% of the aggregate fair value of the unvested PSUs granted in 2013 (based on the closing trading price of our common stock of $41.25 per share as quoted on the NASDAQ Global Select Market on December 30, 2016). As described in “–Outstanding Equity Awards at December 31, 2016” above, the substantial majority of the PSUs that were unvested at December 31, 2016 consisted of 75% of the original PSUs granted in 2013, for which the performance criteria had not been satisfied. As of February 17, 2017, the performance period of these awards expired without the performance criteria being satisfied and, as a result, such PSUs lapsed without the NEO recognizing any value as a result of such PSUs.
(4)	The dollar values in this column for each NEO represent the sum of all compensation referenced in the preceding columns.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

Under our non-employee director compensation policy, each non-employee director was entitled to receive the following compensation in 2016:

•

an annual grant of RSUs covering the number of shares of common stock having a value, as of the date of grant, equal to $95,000. Grants under the plan vest 25% on the last day of each calendar quarter assuming the director remains a member of the Board through the end of the relevant calendar quarter;

•

an annual cash retainer of $45,000, paid in quarterly installments at the end of each quarter; provided that each non-employee director has the ability to elect to receive 100%, 50% or 0% of his or her annual cash retainer in the form of additional RSUs; and further provided that directors joining the Board during the year may only make the foregoing election for the period beginning with the first full calendar quarter commencing after such director joins the Board;

•	an annual cash retainer of $20,000 for the chair of the Board, paid in quarterly installments at the end of each quarter;

•

an annual cash retainer of $15,000 for the director who serves as our Audit Committee chair, and $10,000 for the other directors who serve on our Audit Committee, in each case, paid in quarterly installments at the end of each quarter;

•

an annual cash retainer of $10,000 for the director who serves as our Compensation Committee chair, and $7,500 for the other directors who serve on our Compensation Committee, in each case, paid in quarterly installments at the end of each quarter;

•

an annual cash retainer of $7,500 for the director who serves as our Nominating and Corporate Governance Committee chair, and $5,000 for the other directors who serve on our Nominating and Corporate Governance Committee, in each case, paid in quarterly installments at the end of each quarter; and

•	reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at our Board or committee meetings.

In the event a director’s service on the Board terminates (other than for cause) prior to the end of a calendar quarter, any cash compensation payable to such director will be pro-rated such that cash compensation shall be earned by such director for the portion of the calendar quarter during which such director served as a director, and the RSUs granted to such director shall vest pro-rata based on the portion of the calendar quarter during which such director served as a director.

Following a review of our non-employee director compensation program by the Nominating and Corporate Governance Committee, and based on the recommendations of Gallagher, who was engaged by the Committee to assist it in evaluating our director compensation program, our director compensation was amended, effective January 1, 2017, to increase (a) the value of the annual grant of RSUs from $95,000 to $125,000 and (b) the annual cash retainer for the Chair of the Board and each of the Chairs of the Committees of the Board to an amount that would be the median of the Company’s peer group for such position. The increases in total aggregate compensation in 2017 were based on the Nominating and Corporate Governance Committee’s goal to increase non-employee director compensation over time towards the median of the Company’s peer group, and for 2017, to increase total non-employee director compensation to the 30th percentile of the Company’s peer group, based on information provided by Gallagher.

The following table shows for the fiscal year ended December 31, 2016 certain information with respect to the compensation of all non-employee directors of the Company that served during 2016:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total(3)
David Bernardi	$52,500	$94,975	—	$147,475
Jane A. Dietze(4)	44,258	79,423	—	123,681
John J. Gavin, Jr.	65,000	94,975	—	159,975
Andrew M. Geisse(5)	0	139,979	$95,000	234,979
Paul J. Magelli	50,000	94,975	—	144,975
Douglas L. Maine(6)	20,000	139,979	—	159,979
John D. Markley, Jr.(7)	30,769	139,979	—	170,748
Eva M. Sage-Gavin(8)	42,568	79,423	—	121,991

(1)	The amounts set forth under “Fees Earned or Paid in Cash” include fees earned for service on committees of the Board, including committee chairs and, in the case of Mr. Markley, his service as chair of the Board.
(2)	The amounts in the stock awards column consist only of RSUs. The amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the grant date fair value, calculated in accordance with FASB

ASC 718 by multiplying the number of RSUs awarded by $33.56, the closing price of the Company’s common stock on January 6, 2016, the date of grant for all directors other than Ms. Dietze and Ms. Sage-Gavin, who each joined the Board on March 1, 2016. Ms. Dietze and Ms. Sage-Gavin’s grant date fair value is the based on the March 1, 2016 closing price of the Company’s common stock of $38.35, which grant represented each of their pro-rata annual equity retainer amounts.

(3)	The dollar values in this column for each director represent the sum of all compensation referenced in the preceding columns.
(4)	Ms. Dietze joined the Board on March 1, 2016 and received a pro-rata amount of her annual cash retainer payment. Ms. Dietze joined the Audit Committee on April 28, 2016 and received a pro-rata amount of her quarterly fee for Audit Committee service for the portion of second fiscal quarter that she served on the Audit Committee. Ms. Dietze received the full Audit Committee quarterly fees for her service for the remainder of the year.
(5)	Mr. Geisse elected to receive his $45,000 annual cash retainer payment for service on the Board in RSUs, in accordance with the terms of the non-employee director compensation policy. The amount in the “All Other Compensation” column reflect consulting fees paid to Mr. Geisse during 2016 for consulting services provided to the Company. Mr. Geisse provides strategic consulting services to the Company, including with respect to advice regarding large telecommunications providers, engagement with customers and end-users with which Mr. Geisse has relationships, market expansion research and other matters designated by our Chief Executive Officer and executive leadership team.
(6)	Mr. Maine elected to receive his $45,000 annual cash retainer payment for service on the Board in RSUs, in accordance with the terms of the non-employee director compensation policy. The amounts set forth under “Fees Earned or Paid in Cash” represent fees earned for service on committees of the Board.
(7)	Mr. Markley elected to receive his $45,000 annual cash retainer payment for service on the Board in RSUs, in accordance with the terms of the non-employee director compensation policy. The amounts set forth under “Fees Earned or Paid in Cash” represent fees earned for service on committees of the Board and as chairman of the Board, and for the period of 2016 during which he served on the Audit Committee.
(8)	Ms. Sage-Gavin joined the Board on March 1, 2016 and received a pro-rata amount of her annual cash retainer payment. Ms. Sage-Gavin joined the Compensation Committee on April 28, 2016 and received a pro-rata amount of her quarterly fee for Compensation Committee service for the portion of second fiscal quarter that she served on the Compensation Committee. Ms. Sage-Gavin received the full Compensation Committee quarterly fees for her service for the remainder of the year.

As of December 31, 2016, Mr. Gavin had an outstanding option to purchase 25,000 shares of our common stock. Mr. Gavin gifted his option, in its entirety, to his adult children during 2010 and, as of December 31, 2016, his adult children continued to hold the award, which option award has vested in full. None of our non-employee directors that served during 2016 had any unvested equity awards as of December 31, 2016.

Director Stock Ownership Guidelines

To further align the interests of members of our Board with our stockholders, in November 2013, our Board adopted stock ownership guidelines for our non-employee directors. Pursuant to these guidelines, each non-employee director is expected to acquire and hold at least 5,000 shares of our common stock for so long as he or she is a director. Current directors are expected to meet the ownership guideline requirements within five years of the later of: (a) November 1, 2018, which is five years after the date of the adoption of the ownership guidelines and (b) the date the individual became a non-employee director.

If a director fails to satisfy the ownership guidelines, the Board may pay future compensation for Board and committee services in shares of our common stock, prohibit the director from selling shares until the guidelines are met (subject to certain exceptions) or require the director to purchase shares of our common stock on the open market. The guidelines provide that the Board may develop an alternative guideline if the ownership guidelines would cause a severe hardship for a director.

TRANSACTIONS WITH RELATED PERSONS

CERTAIN TRANSACTIONS

The following is a summary of transactions since January 1, 2016 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock (or any members of their immediate family) had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation” of this Proxy Statement.

Samuel Hoffpauir

Samuel Hoffpauir, who is the brother of Scott Hoffpauir, our Chief Technology Officer, is an employee of the Company and holds the title of Vice President, Engineering. During 2016, Samuel Hoffpauir earned aggregate cash compensation of $275,510, which amount includes his base salary and bonus earned for his 2016 performance. Mr. Hoffpauir was also awarded 8,000 RSUs in April 2016. The transactions with Mr. Hoffpauir are not subject to our Related-Person Transaction Policy as they are solely related to compensation for services as an employee of the Company.

Policy on Future Related Party Transactions

Our Board has adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are, were or will be participants in which the amount involved exceeds $75,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, nominee to become a director or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director will recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to BroadSoft, Inc., Attention: Secretary, 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Mary Ellen Seravalli
Secretary

March 17, 2017

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2016 is available without charge upon written request to: Corporate Secretary, BroadSoft, Inc., 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878.

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
BROADSOFT, INC. 9737 WASHINGTONIAN BOULEVARD SUITE 350 GAITHERSBURG, MD 20878

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/BSFT2017

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E20379-P87723            KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BROADSOFT, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐

Nominees:

01) John D. Markley, Jr.
02) David Bernardi
03) Jane A. Dietze
The Board of Directors recommends you vote FOR proposal 2, “One Year” for proposal 3, and FOR proposal 4.							For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.						☐	☐	☐

						One Year	Two Years	Three Years	Abstain

3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.					☐	☐	☐	☐

							For	Against	Abstain

4.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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E20380-P87723

BROADSOFT, INC.

Annual Meeting of Stockholders

April 27, 2017 9:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) James A. Tholen and Mary Ellen Seravalli, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of BROADSOFT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on April 27, 2017, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on the reverse side.

V.1.2